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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form F-4 No. 333-109493) of chinadotcom corporation for the registration of shares of its Class A common shares and to the incorporation by reference therein of our report dated February 13, 2003 (except for the effect of the restatement detailed in Note 3, for which the date is September 26, 2003) with respect to the consolidated financial statements of chinadotcom corporation included in its 6-K/A dated January 20, 2004, filed with the Securities and Exchange Commission.


/s/ Ernst & Young
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Ernst & Young
Hong Kong
January 21, 2004